--------------------------------------------------------------------------------
                                                                        News

                                                     Contacts: Ron Hutchison
                                                           Aurora Foods Inc.
                                                                314-801-2310

                                                            Chuck Dohrenwend
                                                                 Alan Oshiki
                                                 Broadgate Consultants, Inc.
                                                                212-232-2222
FOR IMMEDIATE RELEASE
=====================

                  Aurora Foods to Combine with Pinnacle Foods

                       Definitive Agreement Reached For
                Revised Financial Restructuring of Aurora Foods
          ----------------------------------------------------------

ST. LOUIS, November 25, 2003 - Aurora Foods Inc. (OTCBB: AURF), a producer and marketer of leading food brands, announced today that it has entered into a definitive agreement with Crunch Equity Holding, LLC (Purchaser), a company owned by J.P. Morgan Partners LLC, J.W. Childs Equity Partners III, L.P., and
C. Dean Metropoulos and Co., pursuant to which Aurora will undertake a comprehensive restructuring transaction in which it will be combined with Pinnacle Foods Holding Corporation (Pinnacle). Upon completion of the combination, C. Dean Metropoulos, Chief Executive Officer of Pinnacle, will serve as Chairman and Chief Executive Officer of the combined Pinnacle/Aurora business.

         Aurora also announced that the restructuring transaction, as previously disclosed to its senior lenders, has received the support of such lenders. In addition, an informal committee of bondholders representing approximately $202.7 million of the Company's $400 million in senior subordinated notes participated in the negotiation of the transaction.

         The combination of Pinnacle and Aurora is subject to consummation of the acquisition of Pinnacle by the Purchaser, which occurred today. Additionally, effectiveness of the definitive agreement is subject to satisfactory completion by Aurora and the informal committee of bondholders of their due diligence investigations of Pinnacle. Upon effectiveness of the definitive agreement, Aurora's previous agreement with J.W. Childs (announced on July 14, 2003) will be terminated.

         "Execution of the definitive agreement brings us closer to successfully completing Aurora's financial restructuring through a transaction that maximizes value for Aurora's stakeholders," said Dale F. Morrison, Aurora's Chairman and interim Chief Executive Officer. "The combination of these two businesses creates a strong branded food company that will be well positioned for future growth."

         Under the terms of the definitive agreement, the transaction will include the following elements:

         o Aurora's senior lenders will be paid in full in cash in respect of principal and interest under the Company's existing credit facility and, assuming the credit facility is paid in full by March 31, 2004, will receive $15 million in cash in respect of certain leverage and asset sale fees under the credit facility.

         o Holders of Aurora's 12% senior unsecured notes due 2005 will be paid in full in cash in respect of principal and interest, but will not receive $1.9 million in respect of unamortized original issue discount.

         o Holders of Aurora's outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, will receive either (i) cash in the amount of $0.50 per each dollar of principal amount of subordinated notes, or (ii) equity in the combined company (held indirectly through a voting trust), which will be valued at approximately $0.53 per each dollar of principal amount of subordinated notes, subject to adjustment, plus certain subscription rights pursuant to which holders electing equity can increase their investment in the combined company (through the purchase of additional voting trust interests). Upon consummation of the transaction, former holders of senior subordinated notes will own up to approximately 41.9% of the equity of the combined company, subject to adjustment.

         o Existing common and preferred stockholders will not receive any distributions and the existing common and preferred shares will be cancelled.

         o The Purchaser will contribute the equity in Pinnacle, to which it will have contributed at least an additional $85 million, in exchange for the remaining equity in the combined company, subject to adjustment.

         o    All trade creditors will be paid in full.

         o All other claims against Aurora will be unimpaired, except for certain litigation claims that may be impaired upon agreement of the Purchaser, Aurora and the representative of the holders of senior subordinated notes. Certain real estate leases will be rejected.

         o The transaction will be effected through a prearranged bankruptcy reorganization case, which is expected to be completed by March 31, 2004.

         The transaction is subject to a number of conditions, including completion of due diligence on Pinnacle by Aurora and the informal committee of bondholders, receipt of financing, bankruptcy court approvals, and regulatory approvals. The agreement is terminable under certain circumstances, including termination by either party if the transaction does not close by March 31, 2004. No assurance can be given that the definitive agreement will become effective, the conditions to closing the transaction will be satisfied, or that the transaction ultimately will be consummated.

About Aurora Foods Inc.
----------------------

         Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines(R) baking mixes; Log Cabin(R), Mrs. Butterworth's(R) and Country Kitchen(R) syrups; Lender's(R) bagels; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza and Chef's Choice(R) skillet meals. More information about Aurora may be found on the Company's Web site at http://www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company's prospects in general. For a summary of such risks and uncertainties, see the Company's periodic reports and other filings with the Securities and Exchange Commission.

                                     # # #